EB3 Putnam Absolute Return 100 Fund attachment
April 30, 2012 semi annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		3,613
Class B		43
Class C		410

72DD2 (000s omitted)

Class M		53
Class R		4
Class Y		1,386

73A1

Class A		0.154
Class B		0.137
Class C		0.069

73A2

Class M		0.150
Class R		0.122
Class Y		0.179

74U1 (000s omitted)

Class A		19,317
Class B		289
Class C		5,137

74U2 (000s omitted)

Class M		320
Class R		30
Class Y		6,641

74V1

Class A		10.08
Class B		10.05
Class C		10.01

74V2

Class M		10.06
Class R		10.04
Class Y		10.11


Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.